Exhibit 99.6

Execution Version

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT (this “Agreement”), made this 22nd day of March, 2023, by and among NPIC Limited (the “Lender”), Ocean Biomedical, Inc. f/k/a Aesther Healthcare Acquisition Corp. (the “Company”) and Aesther Healthcare Sponsor, LLC (the “Sponsor” or “Borrower”). Lender, Company and Sponsor are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of that certain Loan and Transfer Agreement dated December 13, 2022 (the “Loan Agreement”), Lender made a loan to Borrower in the principal amount of ONE MILLION FIFTY THOUSAND AND 00/100 DOLLARS ($1,050,000.00), plus interest thereon (the “Loan”), which amount was in turn loaned by Borrower to Aesther Healthcare Acquisition Corp. (“SPAC”) to cover a portion of the extension fees in connection with the SPAC’s Renewal Periods (the “SPAC Loan”);

WHEREAS, as additional consideration for the Lender making the Loan available to Sponsor, Sponsor agreed to transfer to Lender 1,050,000 shares of Class B Common Stock of the SPAC owned by Sponsor (the “Initial SPAC Shares”);

WHEREAS, SPAC closed its De-SPAC transaction with the Company on February 14, 2023, which included a conversion of Class A and Class B Common Stock to Common Stock;

WHEREAS, under the Loan Agreement, Sponsor was required to repay the total amounts advanced by the Lender to Sponsor, together with all accrued and unpaid interest, within five days of the closing of the De-SPAC (the “Repayment Date”);

WHEREAS, the Loan became currently due and payable in full on February 19, 2023 (the “Maturity Date”) and, as of the date hereof, Borrower has not repaid the Loan to Lender; and

WHEREAS, Borrower has requested an extension of the Maturity Date and the Lender has agreed to so extend the Maturity Date upon the terms and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. DEFINED TERMS. Capitalized terms used but not defined in this Agreement have the meanings given such terms in the Loan Agreement.

2. EXTENSION OF REPAYMENT DATE. Subject to the conditions set forth in Paragraph 3 of this Agreement, the Maturity Date shall be and hereby is extended to May 22, 2023 (the “Extension”), on which date, if not sooner paid, the entire principal balance of the Loan and all accrued and unpaid interest thereon shall be due and payable.

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3. TRANSFER OF ADDITIONAL SECURITIES. The Extension shall take effect concurrently with, and not until, the Sponsor transfers the Initial SPAC Shares to Lender pursuant to Section 2.3 of the Loan Agreement, with the exception that the Company shall file a registration statement for the Initial SPAC Shares no later than thirty (30) days following such transfer. Sponsor will direct the transfer agent to complete the transfer of the Initial SPAC Shares on the date of this Agreement.

4. MODIFICATION OF INTEREST. Effective as of the date hereof, the Loan shall accrue 15% interest per annum, compounded at the end of each month until the date repaid, and pro rated for a partial month in the event that the Loan is repaid before the end of a month.

5. FUTURE USE OF PROCEEDS. In the event the Company raises any capital through any financing arrangements, the issuance of equity, debt or any instruments convertible or exercisable into the foregoing securities or otherwise in which the Company has received proceeds in a minimum amount of $15 million (a “Capital Raise”), the proceeds of such Capital Raise shall be first used by the Company to as promptly as possible repay the SPAC Loan and the Sponsor shall then as promptly as possible repay the Loan and all accrued interest.

6. TRANSFER OF EXTENSION SECURITIES. In exchange for the extension of the Maturity Date as provided in Section 2, Company shall issue 50,000 Shares of Common Stock (the “Extension Shares”) to Lender on the date hereof and shall transfer an additional 50,000 Extension Shares thereafter on each 30-day anniversary of the Maturity Date to Lender until the Loan is repaid in full; provided however, that in no event will Company issue any Extension Shares to Lender that would result in Lender (together with any other persons whose beneficial ownership of the Company’s Common Stock would be aggregated with Lender’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Securities and Exchange Commission, including any “group” of which Lender is a member) beneficially owning more than 9.9% of the outstanding shares of Company Common Stock (the “Transfer Limit”); provided further that any Extension Shares that were not transferred to Lender because the transfer of such shares would have exceeded the Transfer Limit shall be promptly transferred to Lender upon written request from Lender to the extent that, at the time of such request, such transfer would no longer exceed the Transfer Limit. Once the Extension Shares are registered, they will not bear any transfer restrictions, and will be freely tradeable by the Lender.

7. EXTENSION DEFAULT. In the event that the Sponsor defaults in its obligations to repay the entire principal balance of the Loan and all accrued and unpaid interest thereon by the Maturity Date, the Sponsor shall immediately transfer to Lender 250,000 Company shares of Common Stock owned by the Sponsor (the “Sponsor Shares”) and shall transfer an additional 250,000 Sponsor Shares each month thereafter until the default is cured; provided however, that in no event will Sponsor transfer any Sponsor Shares to Lender that would exceed the Transfer Limit; provided further that any Sponsor Shares that were not transferred to Lender because of the Transfer Limit shall be promptly transferred to Lender upon written request from Lender to the extent that, at the time of such request, such transfer would no longer exceed the Transfer Limit. In the event the Company (w) fails to issue the Extension Shares to Lender required by Paragraph 6 of this Agreement, (x) fails to file a registration statement for the Initial SPAC Shares within thirty (30) days of the transfer of the Initial SPAC Shares to the Lender, and with respect to the Extension Shares and any shares issuable pursuant to this Section to amend the registration statement to include such shares, (y) violates the terms of Paragraph 10 (h) of this Agreement, and/or (z) violates the terms of Paragraph 5 of this Agreement, the Company shall immediately issue to Lender 250,000 shares of Common Stock and shall transfer an additional 250,000 shares of Common Stock each month thereafter, until the default is cured; provided however, that in no event will the Company issue any shares of Common Stock to Lender that would exceed the Transfer Limit; provided further that any shares of Common Stock that were not transferred to Lender because the transfer of such shares would have exceeded the Transfer Limit shall be promptly transferred to Lender upon written request from Lender to the extent that, at the time of such request, such transfer would no longer exceed the Transfer Limit.

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8. SPAC LOAN. Sections 1.4 and 2.1 of the Loan Agreement originally required that the SPAC Loan be repaid upon the closing or completion of the De-SPAC and are, therefore, amended to provide that the SPAC Loan shall be repaid on May 19, 2023.

9. REAFFIRMATION. Except as modified herein, all of the other provisions of the Loan Agreement shall remain unchanged, and such Loan Agreement, as modified by this Agreement, is hereby ratified and reaffirmed as of the date hereof and shall remain in full force and effect. Without limiting the foregoing, each of the Parties, as applicable, hereby reaffirm the representations, warranties and acknowledgments set forth in Sections 3.2 and 3.6 of the Loan Agreement as they relate to the Initial SPAC Shares, the Extension Shares and any shares of Common Stock issued or transferred pursuant to Section 7 hereof.

10. MISCELLANEOUS.

a. Injunctive Relief. It is hereby understood and agreed that damages may be an inadequate remedy in the event of a breach by any Party of any covenants or obligations herein, and that any such breach by a Party may cause the other Parties great and irreparable injury and damage. Accordingly, the breaching Party agrees that the other Parties shall be entitled, without waiving any additional rights or remedies otherwise available to the breaching Party at law or in equity or by statute, to seek injunctive and other equitable relief in the event of a breach or intended or threatened breach by the breaching Party of any of said covenants or obligations

b. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

c. Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

d. No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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e. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other Proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

f. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

g. Not a Novation. The terms of the Loan except as specifically set forth herein shall not be deemed modified or changed. It is specifically agreed that the Loan has not been satisfied hereby. It is the express agreement of the parties that this Agreement is not a novation of the Loan.

h. Transferred Securities. All shares transferred to Lender pursuant to Paragraphs 3, 6 and 7 (if applicable) of this Agreement shall be subject to no transfer restrictions or any other lock-up provisions, earn outs or other contingencies. In the event such transferred shares are not already subject to an effective registration statement, such shares shall be registered pursuant to the first registration statement filed by the Company following such transfer, which will be filed no later than 30 days following such transfer. In the event such transferred shares bear a legend regarding their registration status, the Company shall take all steps necessary in order to remove such legend immediately following the earlier of (a) the effectiveness of a registration statement applicable to the transferred shares or (b) any other applicable exception to the restrictions described in the legend occurs.

i. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless mutually approved in writing.

j. Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

SIGNATURES APPEAR ON FOLLOWING PAGE

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The Parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

COMPANY:
oCEAN BIOMEDICAL, INC. f/k/a aESTHER HEALTHCARE acquisition corp.

By:	/s/ Dr. Chirinjeev Kathuria
Name:	Dr. Chirinjeev Kathuria
Title:	Executive Chairman

SPONSOR:
aESTHER HEALTHCARE SPONSOR LLC

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Managing Member

LENDER:
NPIC LIMITED

By: its investment advisor, Polar Asset Management Partners Inc.

By:	/s/ Aatifa Ibrahim
Name:	Aatifa Ibrahim
Title:	Legal Counsel

By:	/s/ Greg Lemaich
Name:	Greg Lemaich
Title:	Chief Operating Officer

[Signature Page – Loan Modification Agreement]